Exhibit 99.2

FOR IMMEDIATE RELEASE

Lincoln National Corporation To Redeem All 6.75% Series F
Trust Preferred Securities

PHILADELPHIA, November 15, 2010 — Lincoln National Corporation (NYSE: LNC) today announced that it has called for the redemption of all $150 million in outstanding 6.75% Series F Trust Preferred Securities (“Series F TRuPS) issued by Lincoln National Capital VI
(CUSIP 53404M 20 1) and guaranteed by Lincoln.

The Series F TRuPS will be redeemed at a price of $25 per security, plus any accrued and unpaid distributions for the period up to but excluding the redemption date. The redemption date is December 15, 2010.

The Series F TRuPS were issued on September 11, 2003 and were redeemable at Lincoln’s option on or after September 11, 2008. Holders of Series F TRuPS will receive official notice of the redemption by mail. The paying agent for the redemption of the Series F TRuPS is the Bank of New York Mellon.  Holders of the Series F TRuPS may call the Bond Holder Relations Department of the Bank of New York Mellon at (800) 254-2826.

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $150 billion as of September 30, 2010. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

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Investor Contact:
Jim Sjoreen
484 583-1420
E-mail: InvestorRelations@LFG.com

Media Contact:
Laurel O'Brien
484 583-1735
E-mail:MediaRelations@LFG.com